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                                     FILE PURSUANT TO RULE 424(b)(3)
                                     REGISTRATION NO. 333-14171


                       6,434,970 SHARES OF COMMON STOCK
           $100,000,000 7.25% CONVERTIBLE SUBORDINATED NOTES DUE 2003


                           RAC FINANCIAL GROUP, INC.

SECOND SUPPLEMENT DATED DECEMBER 30, 1996
TO PROSPECTUS DATED DECEMBER 6, 1996

                 TERMS USED IN THIS SUPPLEMENT AND NOT OTHERWISE
                  DEFINED ARE USED AS DEFINED IN THE PROSPECTUS

   On December 13, 1996, RAC Financial Group, Inc. (the "Company") filed a prospectus (the "Prospectus") relating to, among other things, the resale of $100,000,000 of 7.25% Convertible Subordinated Notes Due 2003 ("Notes"), and on December 17, 1996, the Company filed a supplement to the table appearing on page 85 of the Prospectus, listing certain persons and entities as Selling Holders (the "Selling Holders Table") of the Prospectus.

   Since that time, Bear, Stearns Securities Corp, one of the beneficial owners of the Securities included in the Selling Holders Table, has notified the Company that its holdings of Notes should be increased by $3,260,000. The Company has prepared this Second Supplement to amend the Selling Holders Table of the Prospectus by changing the listing for Bear, Stearns Securities Corp in the Selling Holders Table to appear in its entirety as follows:

                                   Aggregate Principal          Number of
                                         Amount of              Shares of
                                     Notes Owned That          Common Stock
   Name of Selling Holder              May be Sold               Issuable
   ----------------------              -----------               --------
Bear, Stearns Securities Corp          $20,340,000              1,247,852